Exhibit 10.1
Bottomline
325 Corporate Drive
Portsmouth, NH 03801

SPECIAL ADVISOR AND TRANSITION AGREEMENT

Rick Booth
5 Griffin Circle
Wayland, MA 01778

Dear Rick:

The transition of responsibilities, knowledge and relationships you have built during your tenure at Bottomline are critically important. This letter is intended to memorialize your willingness and agreement to assist in that transition and provide a level of continuity as we onboard a new Chief Financial Officer.

To best support a smooth transition, you have agreed to serve as a Special Advisor to Bottomline for four months beginning March 12, 2021 and continuing through July 12, 2021, providing such support as may be reasonably necessary or required including making yourself available to answer questions, providing historical information, or advising the business on matters that were within the scope of your responsibilities during your employment with Bottomline.

You will not receive any salary or bonus for the term of this engagement however your prior stock awards will continue to vest according to their existing terms through July 12, 2021 as consideration and compensation for your continued availability to Bottomline and service as a Special Advisor.

Please acknowledge your agreement and acceptance of the terms hereof by executing this letter below.

Sincerely,

/s/ Jennifer Gray
Chair, Leadership Development and Compensation Committee

/s/ Steph Lucey
Steph Lucey
Chief People Officer

Acknowledged and Agreed:

/s/ Rick Booth
Name: Rick Booth
Date: March 10, 2021